Exhibit 99.1

OSI Systems Reports Fiscal 2018 Fourth Quarter and Full Year Financial Results

  Record Q4 Revenues of $287 Million (14% year-over-year increase)
  Record Fiscal 2018 Revenues of $1.089 Billion (13% year-over-year increase)
  Q4 Earnings Per Diluted Share
    GAAP EPS of $0.27
    Non-GAAP EPS of $1.02
  Backlog of $976 Million (32% year-over-year increase)
  FY 2019 Guidance
    Sales Guidance of $1.125 Billion - $1.165 Billion
    Non-GAAP Diluted EPS Guidance of $3.80 - $4.00

HAWTHORNE, Calif.--(BUSINESS WIRE)--August 23, 2018--OSI Systems, Inc. (the “Company” or “OSI Systems”) (NASDAQ: OSIS) today announced financial results for the fourth quarter and fiscal year ended June 30, 2018.

Deepak Chopra, OSI Systems’ Chairman and Chief Executive Officer, said, “We are pleased to announce a strong finish to fiscal 2018 highlighted by impressive sales and bookings in the Security division. We are proud to have surpassed $1 billion in annual sales for the first time in our history. We enter fiscal 2019 with a strong backlog, an enhanced leadership team, and heightened focus on our core strengths.”

The Company reported revenues of $287 million for the fourth quarter of fiscal 2018, an increase of 14% from the $252 million reported for the fourth quarter of fiscal 2017. Net income for the fourth quarter of fiscal 2018 was $5.1 million, or $0.27 per diluted share, compared to net income of $1.5 million, or $0.08 per diluted share, for the fourth quarter of fiscal 2017. Non-GAAP net income for the fourth quarter of fiscal 2018 was $19.1 million, or $1.02 per diluted share, compared to non-GAAP net income for the fourth quarter of fiscal 2017 of $19.9 million, or $1.02 per diluted share.

For the fiscal year ended June 30, 2018, the Company reported revenues of $1.089 billion, an increase of 13% over revenues in the prior fiscal year. Net loss for fiscal 2018 was $29.1 million, or $(1.57) per diluted share, compared to net income of $21.1 million, or $1.07 per diluted share, in the prior fiscal year. Non-GAAP net income for the fiscal year ended June 30, 2018 was $69.5 million, or $3.61 per diluted share, compared to non-GAAP net income of $58.8 million, or $2.99 per diluted share, for the 2017 fiscal year.

During the three months ended June 30, 2018, the Company's book-to-bill ratio for equipment and related services (non-turnkey) was approximately 1.3. As of June 30, 2018, the Company's backlog was $976 million, compared to $738 million as of June 30, 2017. For the three months and fiscal year ended June 30, 2018, cash flow from operations was $17 million and $133 million, respectively, as compared to $11 million and $63 million for the three months and fiscal year ended June 30, 2017.

Mr. Chopra stated, “Our Security division finished the year with strong revenues and backlog. Fourth quarter revenues in the division increased 26% to a record $185 million. Excluding $17.5 million of revenues from the trace detection business that we acquired in July 2017, fourth quarter sales in our Security division increased 14% over sales in the same prior-year fiscal period. During the quarter, we won several notable orders with overall Security division bookings of $198 million.”

Mr. Chopra further commented, “Our Optoelectronics and Manufacturing division continued the steady performance seen throughout fiscal 2018. Fourth quarter sales increased 9% on a year-over-year basis. However, one of our businesses within this division incurred an operating loss in the quarter contributing to an overall year-over-year reduction in operating income. We have taken steps to address the operational issues and expect improved performance in fiscal 2019.”

Mr. Chopra continued, “Fourth quarter sales in our Healthcare division decreased 11% as compared to the prior fiscal year. Although we are disappointed with the second half results of our Healthcare division, we are encouraged by the direction under new leadership. We are increasing focus on patient monitoring, diagnostic cardiology, and supplies and accessories and leveraging our market positions in the U.S. and Europe, while de-emphasizing our anesthesia products that lack scale. We anticipate these actions should lead to increased margins in this division.”

Mr. Chopra concluded, “During fiscal 2018, we repurchased $63 million of common stock as part of our share repurchase program, returning value to our shareholders, and now have approximately 851,000 shares available for future repurchases. Going forward, we will continue to focus on creating long-term shareholder value by pursuing various growth initiatives, targeting strategic acquisitions, and exiting non-core lines of business.”

As a result of the enactment of the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017, the Company recognized a charge of $55 million during the fiscal year ended June 30, 2018. The charge includes management’s estimate of the tax on accumulated overseas profits and the revaluation of deferred tax assets and liabilities. The changes included in the Tax Act are broad and complex. The final impacts of the Tax Act may differ materially from the amounts estimated due to, among other things, changes in interpretation of the Tax Act, any legislative action that may be taken to address questions arising due to the Tax Act and any changes in accounting standards for income taxes or related interpretations in response to the Tax Act. The Company currently anticipates finalizing and recording any resulting adjustments by the end of the 2018 calendar year.

The effective tax rate for fiscal 2018 was 179.0% primarily as a result of the Tax Act. Excluding discrete items and the impact of the Tax Act, the effective tax rate would have been approximately 27% for fiscal 2018. For the fourth quarter of fiscal 2018, the effective tax rate was 10.7%. Excluding discrete items and the impact of the Tax Act, the fourth quarter effective tax rate would have been approximately 19.7%.

Fiscal Year 2019 Outlook

For fiscal year 2019, the Company anticipates revenues in the range of $1.125 billion to $1.165 billion, and non-GAAP earnings per diluted share in the range of $3.80 to $4.00. Actual sales and non-GAAP diluted earnings per share could vary from this guidance due to factors discussed under “Forward-Looking Statements” or other factors.

The Company’s fiscal 2019 diluted earnings per share guidance is provided on a non-GAAP basis only. The Company does not provide a reconciliation of non-GAAP diluted EPS guidance to GAAP diluted EPS (the most directly comparable GAAP measure) on a forward-looking basis because the Company is unable to provide a meaningful or accurate compilation of reconciling items and certain information is not available. This is due to the inherent difficulty, high variability, and complexity in accurately forecasting the timing and amount of various items that would be excluded from GAAP diluted EPS, including, for example, acquisition costs and other non-recurring items that have not yet occurred, are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of unavailable information. The amount of these deductions may be material and, therefore, could result in GAAP diluted EPS, the corresponding GAAP financial measure, being materially less than projected non-GAAP diluted EPS.

Presentation of Non-GAAP Financial Measures

This earnings release includes a presentation of non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP operating income (loss) by segment and non-GAAP operating margin, all of which are non-GAAP financial measures. The presentation of these non-GAAP figures for the three and twelve months ended June 30, 2017 and 2018 is provided to allow for the comparison of the underlying performance of the Company, net of impairment, restructuring and other charges (including certain legal costs), amortization of intangible assets acquired through business acquisitions, non-cash interest expense related to convertible debt and gain from the disposition of a business, and their associated tax effects, and the impact from discrete income tax items, including charges resulting from the Tax Act. Management believes that these non-GAAP financial measures provide (i) additional insight into the ongoing operations of the Company, (ii) meaningful supplemental information regarding the Company’s results (excluding amounts management does not view as reflective of ongoing operating results) for purposes of planning, forecasting, and assessing the performance of the Company’s businesses, (iii) a meaningful comparison of results of current periods against results of past periods and (iv) financial results that are comparable to those of peer companies. Non-GAAP financial measures should not be assessed in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.

Reconciliations of GAAP to non-GAAP financial information are provided in the accompanying tables. The financial results calculated in accordance with GAAP and reconciliations from those financial results should be carefully evaluated.

Conference Call Information

The Company will host a conference call and simultaneous webcast over the Internet beginning at 1:30pm PT (4:30pm ET) today to discuss its results for the fourth quarter of fiscal 2018 and the full 2018 fiscal year. To listen, please visit the Investor Relations section of the OSI Systems website, http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until September 6, 2018. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-855-859-2056 and entering the conference call identification number ‘3678868’ when prompted for the replay code.

About OSI Systems

OSI Systems is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. The Company combines more than 40 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end-product markets. For more information on OSI Systems or its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company's current expectations, beliefs and projections concerning matters that are not historical facts. Forward-looking statements are not guarantees of future performance and involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company's control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Forward-looking statements include, but are not limited to, information provided regarding expected revenues, earnings and growth in fiscal 2019. In addition, the Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; failure to secure the renewal of key customer contracts; delays in customer programs; delays in revenue recognition related to the timing of customer acceptance; unanticipated impacts of sequestration and other U.S. Government budget control provisions; changes in domestic and foreign government spending and budgetary, procurement and trade policies adverse to the Company's businesses; global economic uncertainty; impact of volatility in oil prices; unfavorable currency exchange rate fluctuations;; effect of changes in tax legislation; market acceptance of the Company's new and existing technologies, products and services; the Company's ability to win new business and convert orders received to sales within the fiscal year; enforcement actions in respect of any noncompliance with laws and regulations, including export control and environmental regulations and the matters that are the subject of some or all of the Company's ongoing investigations and compliance reviews; contract and regulatory compliance matters, and actions, if brought, resulting in judgments, settlements, fines, injunctions, debarment, or penalties; and other risks and uncertainties, including, but not limited to, those detailed herein and from time to time in the Company's Securities and Exchange Commission filings, which could have a material and adverse impact on the Company's business, financial condition, and results of operations. For additional information on these and other factors that could cause the Company's future results to differ materially from those in any forward-looking statements, see the section titled "Risk Factors" in the Company's most recently filed Annual Report on Form 10-K and other risks described therein and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information, or otherwise, except to the extent it is required to do so in connection with requirements under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2017	2018	2017	2018
Net revenues:
Products	$167,555	$203,397	$655,840	$732,927
Services	84,847	83,929	305,111	356,359
Total net revenues	252,402	287,326	960,951	1,089,286
Cost of goods sold:
Products	117,793	141,420	466,293	504,483
Services	47,818	44,740	171,157	193,151
Total cost of goods sold	165,611	186,160	637,450	697,634
Gross profit	86,791	101,166	323,501	391,652
Operating expenses:
Selling, general and administrative	48,032	64,001	192,560	239,592
Research and development	11,140	15,067	50,951	61,189
Impairment, restructuring and other charges, net	24,813	11,474	46,698	34,963
Total operating expenses	83,985	90,542	290,209	335,744
Income from operations	2,806	10,624	33,292	55,908
Interest expense, net	(3,913)	(4,976)	(9,629)	(19,293)
Other income, net	-	78	2,088	239
Income (loss) before income taxes	(1,107)	5,726	25,751	36,854
Provision for (benefit from) income taxes	(2,654)	612	4,675	65,981
Net income (loss)	$1,547	$5,114	$21,076	$(29,127)

Diluted earnings (loss) per share	$0.08	$0.27	$1.07	$(1.57)
Weighted average shares outstanding – diluted	19,479	18,680	19,689	18,592

UNAUDITED SEGMENT INFORMATION
(in thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2017	2018	2017	2018
Revenues – by Segment:
Security division	$147,160	$185,217	$555,197	$690,001
Healthcare division	53,607	47,594	200,034	189,387
Optoelectronics and Manufacturing division (including intersegment revenues)	60,236	65,461	236,100	254,485
Intersegment revenues eliminations	(8,601)	(10,946)	(30,380)	(44,587)
Total	$252,402	$287,326	$960,951	$1,089,286

Operating income (loss) – by Segment:
Security division	$(1,511)	$17,914	$35,256	$84,106
Healthcare division	4,151	(7,634)	2,624	(14,609)
Optoelectronics and Manufacturing division	7,643	5,800	23,792	22,024
Corporate	(7,477)	(6,429)	(29,359)	(35,030)
Intersegment eliminations	-	973	979	(583)
Total	$2,806	$10,624	$33,292	$55,908

OSI SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2017	June 30, 2018
Assets

Cash and cash equivalents	$169,650	$84,814
Accounts receivable, net	206,526	210,744
Inventories	248,510	313,552
Other current assets	28,314	41,587
Total current assets	653,000	650,697
Goodwill	242,129	292,213
Intangible assets	118,450	142,001
Other non-current assets	216,508	170,780
Total Assets	$1,230,087	$1,255,691

Liabilities and Stockholders' Equity

Bank lines of credit	$103,000	$113,000
Current portion of long-term debt	2,396	2,262
Accounts payable and accrued expenses	137,559	194,815
Other current liabilities	103,179	133,245
Total current liabilities	346,134	443,322
Long-term debt	241,750	248,980
Deferred income taxes	20,681	15,002
Other long-term liabilities	52,309	58,951
Total liabilities	660,874	766,255
Total stockholders’ equity	569,213	489,436
Total Liabilities and Stockholders’ Equity	$1,230,087	$1,255,691

RECONCILIATION OF GAAP TO NON-GAAP
NET INCOME AND EARNINGS PER SHARE
(in thousands, except earnings per share data)

	Three Months Ended June 30,				Fiscal Year Ended June 30,
	2017		2018		2017		2018
	Net income	EPS	Net income	EPS	Net income	EPS	Net income (loss)	EPS
GAAP basis	$1,547	$0.08	$5,114	$0.27	$21,076	$1.07	$(29,127)	$(1.57)
Impairment, restructuring and other charges	24,813	1.27	11,474	0.61	46,698	2.37	34,963	1.88
Amortization of acquired intangible assets[1]	2,357	0.12	4,643	0.25	8,382	0.43	15,713	0.85
Non-cash interest expense	1,771	0.09	1,912	0.10	2,477	0.13	7,470	0.40
Gain from disposition of business	-	-	-	-	(2,110)	(0.11)	-	-
Tax effect of above adjustments	(8,161)	(0.42)	(3,555)	(0.19)	(15,305)	(0.78)	(15,610)	(0.84)
Discrete tax items	(2,433)	(0.12)	(517)	(0.02)	(2,433)	(0.12)	56,087	3.02
Impact of diluted shares [2]	-	-	-	-	-	-	-	(0.13)
Non-GAAP basis	$19,894	$1.02	$19,071	$1.02	$58,785	$2.99	$69,496	$3.61
[1]	Amortization is based in part on the preliminary fair value of the acquired intangibles and is subject to change as purchase accounting is finalized.
[2]	For the fiscal year ended June 30, 2018, the weighted average diluted shares used to calculate EPS on a GAAP basis exclude potential common shares (stock options and restricted stock units) due to their antidilutive effect resulting from the Company’s reported net loss. For the fiscal year ended June 30, 2018, the weighted average diluted shares used to calculate EPS on a non-GAAP basis were approximately 19,274,000 shares.

RECONCILIATION OF GAAP TO NON-GAAP
OPERATING INCOME (LOSS) AND OPERATING MARGIN BY SEGMENT
(in thousands, except percentages)

Three Months Ended June 30, 2017
	Security Division		Healthcare Division		Optoelectronics and Manufacturing Division		Corporate / Elimination	Total
		% of		% of		% of			% of
		Sales		Sales		Sales			Sales
GAAP basis – operating income (loss)	$(1,511)	(1.0)%	$4,151	7.8%	$7,643	12.7%	$(7,477)	$2,806	1.1%
Impairment, restructuring and other charges	21,849	14.9%	967	1.8%	473	0.8%	1,524	24,813	9.8%
Amortization of acquired intangible assets	1,980	1.3%	14	0.0%	364	0.6%	-	2,358	1.0%
Non-GAAP basis– operating income (loss)	$22,318	15.2%	$5,132	9.6%	$8,480	14.1%	$(5,953)	$29,977	11.9%

Three Months Ended June 30, 2018
	Security Division		Healthcare Division		Optoelectronics and Manufacturing Division		Corporate / Elimination	Total
		% of		% of		% of			% of
		Sales		Sales		Sales			Sales
GAAP basis – operating income (loss)	$17,914	9.7%	$(7,634)	-16.0%	$5,800	8.9%	$(5,456)	$10,624	3.7%
Impairment, restructuring and other charges, net	1,766	0.9%	9,439	19.8%	222	0.3%	47	11,474	4.0%
Amortization of acquired intangible assets	3,697	2.0%	-	-%	946	1.4%	-	4,643	1.6%
Non-GAAP basis– operating income (loss)	$23,377	12.6%	$1,805	3.8%	$6,968	10.6%	$(5,409)	$26,741	9.3%

RECONCILIATION OF GAAP TO NON-GAAP
OPERATING INCOME (LOSS) AND OPERATING MARGIN BY SEGMENT
(in thousands, except percentages)

Fiscal Year Ended June 30, 2017
	Security Division		Healthcare Division		Optoelectronics and Manufacturing Division		Corporate / Elimination	Total
		% of		% of		% of			% of
		Sales		Sales		Sales			Sales
GAAP basis – operating income (loss)	$35,256	6.3%	$2,624	1.3%	$23,792	10.1%	$(28,380)	$33,292	3.5%
Impairment, restructuring and other charges	36,979	6.7%	3,315	1.7%	1,026	0.4%	5,378	46,698	4.8%
Amortization of acquired intangible assets	6,558	1.2%	373	0.2%	1,451	0.6%	-	8,382	0.9%
Non-GAAP basis– operating income (loss)	$78,793	14.2%	$6,312	3.2%	$26,269	11.1%	$(23,002)	$88,372	9.2%

Fiscal Year Ended June 30, 2018
	Security Division		Healthcare Division		Optoelectronics and Manufacturing Division		Corporate / Elimination	Total
		% of		% of		% of			% of
		Sales		Sales		Sales			Sales
GAAP basis – operating income (loss)	$84,106	12.2%	$(14,609)	-7.7%	$22,024	8.7%	$(35,613)	$55,908	5.1%
Impairment, restructuring and other charges, net	3,893	0.6%	24,168	12.8%	1,712	0.6%	5,190	34,963	3.2%
Amortization of acquired intangible assets	13,140	1.9%	29	0.0%	2,544	1.0%	-	15,713	1.5%
Non-GAAP basis– operating income (loss)	$101,139	14.7%	$9,588	5.1%	$26,280	10.3%	$(30,423)	$106,584	9.8%

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
(310) 349-2237
avashishat@osi-systems.com